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                                                                    EXHIBIT 99.2

                                                                   June 26, 2000

   PRUDENTIAL MORTGAGE CAPITAL COMPANY, LLC COMPLETES ACQUISITION OF THE WMF
                                  GROUP, LTD.

  --Creates Full-Service Commercial Mortgage Financial Services Company with
                          Leading Industry Position--

     NEWARK, N.J. - Prudential Mortgage Capital Company, LLC, the commercial mortgage lending arm of The Prudential Insurance Company of America, announced today the completion of its previously announced merger with The WMF Group, Ltd. (NASDAQ: WMFG). Prudential Mortgage Capital Company, LLC, had acquired approximately 96% of WMF's outstanding shares pursuant to a cash tender offer which expired on June 20, 2000. The merger was completed according to the short-form merger provisions of the Delaware General Corporation Law.

     In the merger, each share of WMF not held by Prudential Mortgage Capital Company, LLC, or its affiliates (other than shares as to which appraisal rights are perfected) was converted into the right to receive $8.90 in cash, the same per-share price paid in the tender offer. As a result of the merger, WMF has become a wholly-owned subsidiary of Prudential Mortgage Capital Company, LLC.

     David Twardock, president of Prudential Mortgage Capital Company, said, "We're extremely pleased with the overwhelmingly positive response from investors and our ability to rapidly close this deal. The acquisition gives Prudential one of the most comprehensive product lines in the commercial mortgage industry. We will make these products available to our customers in any way they choose, whether through our trademarked PruEXPRESS network, independent brokers, directly or on-line."

     The acquisition of WMF, which will now operate under the Prudential name, creates an independent commercial mortgage servicing business with over $31 billion of assets. Loan originations in 1999 totaled $5.5 billion on a combined basis.

     "We expect this acquisition to provide significant growth opportunities for Prudential, building on the new organization's position as the fourth largest commercial mortgage firm in the United States and the largest originator of Fannie Mae and Federal Housing Administration-insured, multi-family mortgage loans. It will also speed our ongoing strategic expansion into the high-yield real estate debt business through Prudential's Carbon Mesa subsidiary," said Twardock.

     Prudential, with more than $366 billion in assets under management as of December 31, 1999, is one of the largest life insurance companies in the United States and is among the largest financial institutions in the world. Prudential serves more than 17 million individual and institutional customers worldwide, offering a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related investments and administration, asset management, securities brokerage, and real estate and relocation.




                                                         PRUDENTIAL